Exhibit 99.2

SECURITY HOLDINGS OF PARTICIPANTS

The following table sets forth certain information with respect to the beneficial ownership of the common stock of Potbelly Corporation (the “Company”) as of March 29, 2018 by all participants in the Company’s solicitation of proxies from the stockholders in connection with matters to be considered at the upcoming Annual Meeting of Stockholders of the Company.

The percentage of beneficial ownership shown in the following table is based on 25,230,669 outstanding shares of common stock as of March 29, 2018. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of the stock options exercise or vesting within 60 days after March 29, 2018 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding of the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Alan Johnson (1)	78,125	*
Michael Coyne (2)	118,541	*
Julie Younglove-Webb (3)	196,197	*
Matthew Revord (4)	296,436	1%
Nancy Turk (5)	193,945	*
Anne Ewing (6)	144,908	*
Sherry Ostrowski (7)	73,689	*
Maryann Byrdak (8)	7,162	*
Aylwin Lewis (9)	1,087,374	4.3%
Pete Bassi (10)	72,773	*
Joseph Boehm (11)	6,848	*
Ann-Marie Campbell (12)	23,600	*
Susan Chapman-Hughes (13)	29,391	*
Sue Collyns (14)	—	*
Dan Ginsberg (15)	30,599	*
Marla Gottschalk (16)	163,044	*
Harvey Kanter (17)	21,959	*
Ben Rosenzweig	—	*
Carl Warschausky (18)	29,621	*

*	Represents less than 1.0%
(1)	Consists of 78,125 shares of common stock.
(2)	Consists of 18,100 shares of common stock and options to purchase 100,441 shares of common stock.
(3)	Consists of 17,647 shares of common stock and options to purchase 178,550 shares of common stock.
(4)	Includes 13,575 shares of common stock; options to purchase 269,086 shares of common stock; and 13,775 shares of common stock held by the Matthew J. Revord Declaration of Trust, of which Mr. Revord is a beneficiary.
(5)	Consists of 16,506 shares of common stock and options to purchase 177,439 shares of common stock.
(6)	Consists of 8,088 shares of common stock and options to purchase 136,820 shares of common stock.
(7)	Consists of 7,500 shares of common stock and options to purchase 66,189 shares of common stock.
(8)	Consists of options to purchase 7,162 shares of common stock.
(9)	Consists of 319,836 shares of common stock and options to purchase 767,538 shares of common stock.
(10)	Includes 29,250 shares of common stock; options to purchase 35,807 shares of common stock; and 7,716 shares of common stock held by a family trust of which Mr. Bassi is a beneficiary.
(11)	Consists of 6,848 shares of common stock. Mr. Boehm is a representative of Ancora Advisors, LLC.
(12)	Consists of 23,600 shares of common stock.

(13)	Consists of 29,391 shares of common stock.
(14)	Ms. Collyns is a director nominee.
(15)	Consists of 30,599 shares of common stock.
(16)	Includes 91,630 shares of common stock and options to purchase 71,614 shares of common stock.
(17)	Consists of 21,959 shares of common stock.
(18)	Includes 25,421 shares of common stock held directly by Mr. Warschausky; and 4,200 shares of common stock held by C.W.W. Trust, of which Mr. Warschausky is beneficiary.